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                                                                   EXHIBIT 10.09

                            [LETTERHEAD OF DOVEBID]


September 22, 1999



Mr. Cory M. Ravid
320 Glendale Road
Hillsborough, CA 94010

Dear Mr. Ravid:

I am very pleased to offer you the opportunity to join DoveBid as Chief Financial Officer, reporting to me.

Your base salary will be $18,750 per month, paid bi-monthly ($225,000 annually). You will receive a minimum guaranteed salary increase of 10% of your base salary after your first and second year of service.

In addition, you will be eligible to receive an annual performance bonus (based on achievement of mutually agreed objectives) with a maximum pay-out opportunity of 40% of your annual base salary. We will also provide you with a sign-on bonus of $40,000.

You will also receive 550,000 shares of stock once granted by the board of directors at their next regular meeting, vesting over 4 years at 25% per year. The option price per share will be at the "Series A" price. The stock options granted to you will be subject to the most favorable terms extended to all executive officers as it pertains to vesting and change of control.

Cory, please be advised that the title of Chief Financial Officer is subject to our officer approval process and this offer is contingent upon completion of DoveBid's background and credit checks and your providing proof of right to work in the United States acceptable to the Immigration and Naturalization Service within three days of your date of hire.

Also, please note that if hired by DoveBid, your employment is at-will and that employment may be terminable at any time with or without cause by either DoveBid or yourself. Furthermore, although terms and conditions of employment with DoveBid may change, such changes will not affect the at-will employment relationship between yourself and DoveBid. This statement of the circumstances under which employment can be terminated constitutes the complete understanding between yourself and DoveBid. No other promises or statements are binding unless in writing and signed by you and a Member of DoveBid's Board of Directors.

Mr. Cory Ravid
September 22, 1999
Page 2

Notwithstanding your at-will employment relationship with DoveBid, the following employment termination severance provisions will apply. If you are involuntarily terminated for reasons other than cause as defined below or are constructively terminated as defined below, DoveBid will provide you with a severance package equal to six month's base salary.

"Cause" shall mean willful or gross neglect of the duties for which you were employed (other than on account of a medically determined incapacity which renders you unable to regularly perform your usual duties); committing fraud, misappropriation or embezzlement in the performance of your duties; committing a felony; disclosure of confidential information in violation of DoveBid's written policies; or willfully engaging in conduct materially injurious to DoveBid.

"Constructive Termination" shall mean a material adverse change in your position so as to be of materially less statute and materially less responsibility, or a reduction of more than 20% of your base compensation. Under such circumstance you may elect to treat such as a constructive termination by notifying DoveBid in writing within 30 days thereafter that as a result you are terminating your employment voluntarily.

In the event of your death, you and your estate will not be entitled to any severance pay; however, you and your estate will receive those benefits normally granted to DoveBid employees in the event of such occurrences.

You will be granted all standard benefits commensurate with your role as an executive officer, which include but are not limited to medical, dental, vision and other coverages, as well as reimbursement for all work related expenses including cellular phone charges.

If you accept this offer of employment from DoveBid, please sign and return this offer letter. We must receive this document before your start date, which shall be on or before October 15, 1999.

We are looking forward to your joining DoveBid, and expect a most rewarding mutual relationship in the years to come. All of us here are thrilled with the chance to work side by side with you in building our great company. If you have any questions regarding the terms of this offer, please feel free to contact me at (650) 571-7400 ext.602.

Sincerely,
DoveBid, Inc.

/s/ Ross Dove
----------------------------------------
    Ross Dove
    Chairman and Chief Executive Officer

Agreed to and accepted:

/s/ Cory M. Ravid                                   9-24-99
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    Cory M. Ravid                                    date

                            [LETTERHEAD OF DOVEBID]


                               November 8, 1999



Mr. Cory M. Ravid
320 Glendale Road
Hillsborough, CA 94010



Dear Cory:



This letter shall serve as a supplement to your Employment Offer Letter ("EOL") dated September 22, 1999. To the extent, if any, the terms herein contradict any terms or conditions set forth in the EOL, the terms deemed more favorable to Ravid will be given full meaning and effect. The following terms are hereby incorporated into the EOL:

         1. Indemnification. In the event you are made, or threatened to be
            ---------------
made, a party to any legal action or proceeding, whether civil or criminal, by reason of the fact that you are or were an employee, director or officer of Dovebid or serve or served any other corporation owned or controlled by Dovebid in any capacity at Dovebid's request, you shall be indemnified by Dovebid, and Dovebid shall pay your related expenses when and as incurred, all to the fullest extent permitted by law.

         2. Equity. You have been granted 700,000 DoveBid stock options (the
            ------
"Shares"). You may pay the entire purchase price with a full recourse promissory note (the "Stock Purchase Note") which will be secured by the Shares and will accrue interest monthly at the minimum rate sufficient to avoid imputation of income under the Internal Revenue Code of 1986, as amended (the "Code"). There will be no prepayment penalty. Dovebid shall have the right to repurchase any shares that have not vested pursuant to either the preceding sentence or paragraph 7 below, or upon your termination of employment for any reason.

         3. At-Will Employment. Your employment with Dovebid will be at-will and
            ------------------
may be terminated by you or by Dovebid at any time for any reason as follows:

            (a) You may terminate your employment upon written notice to the Board of Directors at any time in your discretion ("Voluntary Termination ");

            (b) You may terminate your employment upon written notice to the Board of Directors at any time for "Good Reason" as defined below ("Involuntary Termination ").

            (c) Dovebid may terminate your employment upon written notice to you at any time following a determination by the Board of Directors that there is "Cause," as defined below, for such termination ("Termination for Cause");

            (d) Dovebid may terminate your employment upon written notice to you at any time in the sole discretion of the Board of Directors without a determination that there is Cause for such termination ("Termination without Cause");

                            [LETTERHEAD OF DOVEBID]

            (e) our employment will automatically terminate upon your death or upon your disability as determined by the Board of Directors ("Termination for Death or Disability"); provided that "disability" shall mean your complete inability to perform your job responsibilities for a period of 90 consecutive days or 90 days in the aggregate in any 12-month period.

         4. Definition. For purposes of this agreement, the following terms
            ----------
will have the following meanings:

            (a) "Cause" means (i) gross negligence or willful misconduct in the performance of your duties to Dovebid (other than as a result of a disability) that has resulted or is likely to result in substantial and material damage to Dovebid, after a written demand for substantial performance is delivered to you by the Board of Directors which specifically identifies the manner in which the Board believes you have not substantially performed your duties and you have been provided with a reasonable opportunity to cure any alleged gross negligence or willful misconduct; (ii) repeated failure to perform your duties to Dovebid as requested in writing by the Board of Directors (other than as a result of a disability); (iii) commission of any act of fraud with respect to Dovebid; or
(iv) conviction of a felony or a crime causing material harm to the business and affairs of Dovebid. No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith with reasonable belief that your action or omission was in the best interests of Dovebid.

            (b) "Change of Control" means (i) any person or entity becoming the beneficial owner, directly or indirectly, of securities of Dovebid representing fifty (50%) percent of the total voting power of all its then outstanding voting securities, (ii) a merger or consolidation of Dovebid in which its voting securities immediately prior to the merger or consolidation do not represent, or are not convened into securities that represent, a majority of the voting power of all voting securities of the surviving entity immediately after the merger or consolidation, (iii) a sale of substantially all of the assets of Dovebid or a liquidation or dissolution of Dovebid, or (iv) individuals who, as of the Commencement Date, constitute the Board of Directors (the "Incumbent Board") cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of Dovebid subsequent to the Commencement Date, whose election, or nomination for election by Dovebid stockholders, was approved by the vote of at least a majority of the directors then in office shall be deemed a member of the Incumbent Board.

            (c) "Good Reason" means the occurrence of any of the following events without your prior written consent: (i) a reduction in your base salary;
(ii) a material adverse change in your title; (iii) a material adverse change in your responsibilities or authority; (iv) a material reduction in your employee benefits other than a reduction in employee benefits which applies to all Dovebid employees of comparable position and experience; or (v) a relocation of your place of employment outside of the seven (7) Bay Area counties.

         5. Separation Benefits. Upon termination of your employment with
            -------------------
Dovebid for any reason, you will receive payment for all salary and unpaid vacation accrued to the date of your termination of employment. Your benefits will be continued under Dovebid's then existing benefit plans and policies for so long as provided under the terms of such plans and policies and as required by applicable law. Under certain circumstances, you will also be entitled to receive severance benefits as set forth below, but you will not be entitled to any other compensation, award or damages with respect to your employment or termination.
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                            [LETTERHEAD OF DOVEBID]

            (a) In the event of your Voluntary Termination, Termination for Death or Disability or Termination for Cause, you will not be entitled to any cash severance benefits or additional vesting of shares of options.

            (b) In the event of your Termination without Cause or Involuntary Termination, you will be entitled to a cash severance payment equal to six months of your base salary. If such Termination without Cause or Involuntary Termination occurs within one year of the Commencement Date, you will be entitled to accelerated vesting of the Shares and any other shares, whether or not subject to options, subsequently granted to you that would otherwise have vested through the first anniversary of the Commencement Date and for such additional period as cash severance, if any, is paid to you after such first anniversary. If such Termination without Cause or Involuntary Termination occurs on or after the first anniversary of the Commencement Date, you will be entitled to six months of accelerated vesting of the unvested Shares and any other shares, whether or not subject to options, subsequently granted to you.

            (c) In the event of your Termination without Cause or Involuntary Termination within sixty days prior to or one year following a Change of Control that occurs within one year of the Commencement Date, you will be entitled to a cash severance payment equal to one year's base salary plus your annual bonus, and two years of accelerated vesting of the unvested Shares and any additional shares, whether or not subject to options, that are granted to you. In the event of your Termination without Cause or Involuntary Termination within sixty days prior to or one year following a Change of Control that occurs on or after the first anniversary of the Commencement Date, you will be entitled to a cash severance payment equal to one year's base salary plus your annual bonus, and accelerated vesting of all of the unvested Shares and any additional shares, whether or not subject to options, that are granted to you.

            (d) In the event of a Change in Control, the Company agrees that it will use its best efforts (including prior approval as stockholders by members of the Board of Directors) to satisfy the shareholder approval requirements of
Section 280G of the Code such that payments made to you hereunder will not constitute a "parachute payment" within the meaning of Section 280G of the Code. If, due to the benefits provided under this letter agreement, you are subject to any excise tax due to characterization of any amount payable hereunder as excess parachute payments pursuant to Sections 280G and 4999 of the Code, the Company will pay the amount of excise tax initially payable by you under Section 4999 of the Code, but will not otherwise "gross-up" the amount payable to you such that the net amount realizable by you is the same as if there were no such excise tax.

            (e) No payments due you hereunder shall be subject to mitigation or offset.

         6. Successors. This agreement is binding on and may be enforced by
            ----------
Dovebid and its successors and assigns and is binding on and may be enforced by you and your heirs and legal representatives. Any successor to Dovebid or substantially all of its business (whether by purchase, merger, consolidation or otherwise) will in advance assume in writing and be bound by all of Dovebid's obligations under this agreement.

         7. Governing Law. This agreement will be governed by the laws of the
            -------------
state of California without reference to conflict of laws provisions.

                            [LETTERHEAD OF DOVEBID]


         We look forward to your contributions as part of the Dovebid team.

                               Sincerely yours,

                               /s/ Ross Dove
                               ------------------
                                   Ross Dove, CEO

By signing this letter, I am agreeing to the above.


Signature: /s/ Cory Ravid         Date:   11-8-99
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